EXHIBIT 21.1 LIST OF SUBSIDIARIES Jurisdiction of Name of Subsidiary Organization 1. BLUELINX CORPORATION Georgia 2. BLUELINX FLORIDA LP Florida 3. BLUELINX FLORIDA HOLDING NO. 1 INC. Georgia 4. BLUELINX FLORIDA HOLDING NO. 2 INC. Georgia 5. BLUELINX BUILDING PRODUCTS CANADA LTD. British Columbia, Canada 6. BLX REAL ESTATE LLC Delaware 7. CEDAR CREEK HOLDINGS, INC. Delaware 8. CEDAR CREEK LLC Delaware 9. CEDAR CREEK CORP. Delaware 10. ASTRO BUILDINGS, INC. Delaware 11. LAKE STATES LUMBER, INC. Minnesota 12. ABP AL (MIDFIELD) LLC Delaware 13. ABP CO II (DENVER) LLC Delaware 14. ABP FL (LAKE CITY) LLC Delaware 15. ABP FL (MIAMI) LLC Delaware 16. ABP FL (PENSACOLA) LLC Delaware 17. ABP FL (TAMPA) LLC Delaware 18. ABP FL (YULEE) LLC Delaware 19. ABP GA (LAWRENCEVILLE) LLC Delaware 20. ABP IA (DES MOINES) LLC Delaware

21.	ABP IL (UNIVERSITY PARK) LLC	Delaware
22.	ABP IN (ELKHART) LLC	Delaware
23.	ABP KY (INDEPENDENCE) LLC	Delaware
24.	ABP LA (NEW ORLEANS) LLC	Delaware
25.	ABP MA (BELLINGHAM) LLC	Delaware
26.	ABP MD (BALTIMORE) LLC	Delaware
27.	ABP ME (PORTLAND) LLC	Delaware
28.	ABP MI (DETROIT) LLC	Delaware
29.	ABP MI (GRAND RAPIDS) LLC	Delaware
30.	ABP MN (MAPLE GROVE) LLC	Delaware
31.	ABP MO (BRIDGETON) LLC	Delaware
32.	ABP MO (KANSAS CITY) LLC	Delaware
33.	ABP MO (SPRINGFIELD) LLC	Delaware
34.	ABP NC (BUTNER) LLC	Delaware
35.	ABP NC (CHARLOTTE) LLC	Delaware
36.	ABP NJ (DENVILLE) LLC	Delaware
37.	ABP NY (YAPHANK) LLC	Delaware
38.	ABP OH (TALMADGE) LLC	Delaware
39.	ABP OK (TULSA) LLC	Delaware
40.	ABP PA (ALLENTOWN) LLC	Delaware
41.	ABP PA (STANTON) LLC	Delaware
42.	ABP SC (CHARLESTON) LLC	Delaware
43.	ABP TN (ERWIN) LLC	Delaware

44. ABP TN (MEMPHIS) LLC Delaware 45. ABP TN (MADISON) LLC Delaware 46. ABP TX (SAN ANTONIO) LLC Delaware 47. ABP VA (RICHMOND) LLC Delaware 48. ABP VA (VIRGINIA BEACH) LLC Delaware 49. ABP VT (SHELBURNE) LLC Delaware 50. ABP WI (WAUSAU) LLC Delaware 51. ELKHART IMH LLC Georgia 52. INDUSTRIAL REDEVELOPMENT FUND LLC Georgia